For Immediate Release

Contact: Stephen Turgeon                             Albert R. Rietheimer
Vice President                                       Chief Financial Officer
Corporate Communications                             (401) 456-5015 Ext. 1640
(401) 456-5015 Ext. 1652

      FASB Ruling will Add $1.2 million to Company's Annual Pre-tax Income

PROVIDENCE -- (October 7, 2002) -- Bancorp Rhode Island,  Inc.  (NASDAQ:  BARI),
the parent company of Bank Rhode Island, announced today that a recent ruling on goodwill by the Financial Accounting Standards Board (FASB) will have a positive impact on the Company's reported earnings.

On October 1, 2002, FASB issued Statement of Financial  Accounting Standards No.
147  Accounting  for  Certain  Acquisitions  of Banking or Thrift  Institutions.
Statement 147 changes how the Company must treat the intangible  created in 1996 when Bank Rhode Island was formed.  Under previous FASB rulings,  the intangible generated  by the  formation  of the Bank  was  classified  as an  "unidentified intangible  asset" and  therefore  subject to  amortization.  Statement  147 now classifies this intangible as goodwill. Current FASB guidelines require goodwill not be  amortized,  but  carried on a company's  books as an asset and  reviewed periodically for impairment.

Beginning this year, the new FASB guidelines  will add $1.2 million  annually to the Company's pre-tax income.  Additionally,  the Company's diluted earnings per share will increase annually by approximately  $0.20. The Company is required to restate  its income  for the first two  quarters  of 2002 to reflect  the higher earnings and will adopt the new guidelines beginning in the third quarter.

Diluted  EPS for the first six  months  of 2002 will now be $0.95,  compared  to
$0.86  previously  reported.  The  accounting  change  also will have a positive impact on the Company's other financial  measures,  including  operating  ratios such as its Return on Equity, Return on Assets and Efficiency Ratio. The Company
also will no longer report earnings on both a GAAP and Cash Basis.

"We are pleased with the FASB ruling," said Merrill W. Sherman,  President &
CEO of the Bank and the Bancorp.  "We believe the new guidelines bring financial reporting  for the  banking  industry  in line  with  those of  others  and more accurately reflect the underlying strength of our earnings."

Ms.  Sherman  noted that the increase in earnings will help offset the continued
margin  pressure  the  Company,  along with the rest of the  industry,  has been experiencing  as a result  of the  current  and  forecasted  low  interest  rate environment.

Bank Rhode Island, a wholly-owned subsidiary of Bancorp Rhode Island, Inc., is a full-service,  FDIC-insured  financial institution  headquartered in Providence.
The Bank operates 13 branches throughout  Providence and Kent Counties,  as well as 58 ATMs  throughout  the State.  As of June 30, 2002,  Bancorp Rhode Island's
total assets stood at $944.0  million and total  deposits  were $701.2  million.
Bancorp  Rhode  Island's  common stock is traded on the NASDAQ  National  Market
under  the  symbol   "BARI,"   and  its   corporate   web  site  is  located  at
www.bankri.com.

This  release may  contain  "forward-looking  statements"  within the meaning of section  21E  of  the  Securities  Exchange  Act  of  1934,  as  amended.  These forward-looking  statements  represent the  company's  present  expectations  or beliefs  concerning future events. The company cautions that such statements are necessarily  based on  certain  assumptions  which  are  subject  to  risks  and uncertainties,  including,  but not  limited  to,  changes in  general  economic conditions and changing  competition  which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's  filings with the  Securities  and Exchange
Commission.